UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 31, 2007

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On July 31, 2007, Iridex Corporation (the “Company”) and Laserscope, a California corporation and wholly-owned subsidiary of American Medical Systems, Inc. (“Laserscope”) entered into an agreement (the “Letter Agreement Amendment”) amending the Letter Agreement, dated June 27, 2007 (the “Letter Agreement”), related to the Product Supply Agreement, between Laserscope and the Company, dated January 16, 2007 (the “Product Supply Agreement”). At the time of the Letter Agreement, Laserscope and the Company had been in dispute over several issues regarding the purchase of the Laserscope assets and the Company had been in breach of the Product Supply Agreement due to a failure to timely pay invoices of approximately $3.5 million for finished goods inventory delivered by Laserscope to the Company under the Product Supply Agreement. Under the terms of the Product Supply Agreement, as of June 22, 2007, thirty days following the date on which Laserscope provided notice of material breach to the Company, Laserscope had the right to terminate the Product Supply Agreement. Termination of the Product Supply Agreement would result in all payments thereunder immediately becoming due and payable, including the final payment for raw material and work in process inventory in addition to any other then outstanding amounts owed to Laserscope by the Company.
     Pursuant to the Letter Agreement, Laserscope agreed not to terminate the Product Supply Agreement, so long as the Company made weekly payments to Laserscope of $400,000 toward unpaid invoices, and provided that all such outstanding invoices were paid in full by July 31, 2007 or such earlier date as the Company closes an equity financing. The Company has made all weekly payments required by the Letter Agreement up to the present time, and thus has reduced its liability from approximately $3.5 million to approximately $1.5 million. Laserscope and the Company continue in negotiations to settle their disputes, and pursuant to the Letter Agreement Amendment, Laserscope has agreed to extend the deadline for the Company to make full payment of all outstanding invoices to August 10, 2007 and, after further discussion, entered into a Second Amendment to the Letter Agreement on August 6, 2007 which further extends the deadline for the Company to make full payment of all outstanding invoices to August 15, 2007 or such earlier date as the Company closes an equity financing. If the Company fails to make a payment, Laserscope maintains the right to immediately terminate the Product Supply Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On July 31, 2007, James D. Pardee, 65, entered into a Consulting Agreement with the Company wherein Mr. Pardee agreed to provide services to the Company typical of a Chief Financial Officer, and assist the Company in the selection of a full time Chief Financial Officer. A retained search has been initiated by the Company for this purpose. For his services, Mr. Pardee will be compensated at a rate of $300 per hour. Notwithstanding his responsibilities under such consulting agreement, Mr. Pardee will not have the authority to sign documents for any of the Company’s public filings.
     Mr. Pardee has been a Principal at Financial Leadership Group, LLC, a leading provider of chief financial officer services, since 2004. Prior to joining Financial Leadership Group, LLC, Mr. Pardee served as Chief Financial Officer for Alpha Innotech Corporation from 2002 to 2005 and was a Partner of Tatum Partners, a professional service organization providing interim Chief Financial Officers from 2002 to 2004. From 2000-2001 Mr. Pardee was an independent contractor Chief Financial Officer providing strategic financial guidance and hands-on management to early stage technology companies. Mr. Pardee received a B.S.E.E. from Purdue University in 1968 and an M.B.A. from Harvard Business School in 1975.
     There are no family relationships between Mr. Pardee and any executive officers, directors, or other employees of the Company. Mr. Pardee has no material interests in any transactions or proposed transactions with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Barry G. Caldwell
Barry G. Caldwell
President and Chief Executive Officer

Date: August 6, 2007